----------                                                                                                --------------------------
 FORM 3                                                                                                          OMB Approval
----------                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  --------------------------
                                                    WASHINGTON, D.C. 20549                                OMB Number: 3235-0104
                                                                                                          Expires: December 31, 2001
                                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                 Estimated average burden
                                                                                                          hours per response ...0.5
                            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,       --------------------------
                              Section 17(a) of the Public Utility Holding Company Act of 1935 or
(Print or Type Responses)            Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*|  2. Date of Event Requiring    | 4. Issuer Name and Ticker or Trading Symbol
                                        |     Statement                  |
Aspen Investments LLC                   |     (Month/Day/Year)           | America Online Latin America ("AOLA")
                                        |                                |----------------------------------------------------------
                                        |      12/28/00                  | 5. Relationship of Reporting Person(s) to Issuer
-------------------------------------------------------------------------|                  (Check all applicable)
(Last)        (First)       (Middle)    | 3. I.R.S.  Identification      |
                                        |   Number  of Reporting         |     _______Director           ___X___ 10% Owner
c/o Finser Corporation                  |    Person, if an entity        |
550 Biltmore Way, Suite 900             |    (voluntary)                 |     _______Officer (give     _______  Other (specify
----------------------------------------|                                |             title below)                      below)
               (Street)                 |                                |
                                        |                                |
Coral Gables    Florida         33134   |                                |
--------------------------------------- |                                |
(City)          (State)          (Zip)  |                                |---------------------------------------------------------
                                        |                                | 6. If Amendment, Date of Original
                                        |                                |    (Month/Day/Year)
                                        |                                |
                                        |                                |---------------------------------------------------------
                                        |                                | 7. Individual or Joint/Group Filing
                                        |                                |   (Check Applicable Line)
                                        |                                |  x Form Filed by One Reporting Person
                                        |                                |  -
                                        |                                |  _ Form Filed by More than One Reporting Person
                                        |                                |
                                        --------------------------------------------------------------------------------------------
                                        |      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                                   | 2. Amount of Securities       | 3. Ownership       |4. Nature of Indirect
   (Instr. 4)                                          |    Beneficially Owned         |    Form: Direct    |   Beneficial
                                                       |    (Instr. 4)                 |    (D) or Indirect |   Ownership
                                                       |                               |    (I) (Instr. 5)  |   (Instr. 5)
-------------------------------------------------------|----------------------------------------------------------------------------
Class A Common Stock                                   |     2,000,000                 |         D          |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
------------------------------------------------------------------------------------------------------------------------------------


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
              REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



                                     1 of 2

\

FORM 3 (CONTINUED)                     TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Derivative Security | 2.  Date Exer-  | 3.  Title and Amount of Securities   | 4. Conver- | 5. Owner-   | 6. Nature of
    (Instr. 4)                   |     cisable and |     Underlying Derivative Security   |    sion or |    ship     |    Indirect
                                 |     Expiration  |     (Instr. 4)                       |    Exercise|    Form of  |    Beneficial
                                 |     Date        |                                      |    Price of|    Deriv-   |    Ownership
                                 |     (Month/Day/ |                                      |    Deri-   |    ative    |    (Instr. 5)
                                 |     Year)       |                                      |    vative  |    Security:|
                                 |                 |                                      |    Security|    Direct   |
                                 |---------------------------------------------------------            |    (D) or   |
                                 |Date    |Expira- |           Title           |Amount    |            |    Indirect |
                                 |Exer-   |tion    |                           |or        |            |    (I)      |
                                 |cisable |Date    |                           |Number    |            |  (Instr. 5) |
                                 |        |        |                           |of        |            |             |
                                 |        |        |                           |Shares    |            |             |
------------------------------------------------------------------------------------------------------------------------------------
Series C Convertible Preferred   |        |        |                           |          |            |             |
Stock                            |  (1)   |   (1)  |Class A Common Stock       |48,649,203|     (1)    |     D       |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

(1) ASPEN INVESTMENTS LLC (THE "REPORTING PERSON"), AS OWNER OF SERIES C PREFERRED STOCK, HAS THE RIGHT, AT ANY TIME, TO CONVERT THE SHARES OWNED INTO SHARES OF CLASS B COMMON STOCK ON A ONE FOR ONE BASIS. THE REPORTING PERSON THEN HAS THE RIGHT TO CONVERT THOSE SHARES OF CLASS B COMMON STOCK INTO SHARES OF CLASS A COMMON STOCK ON A ONE FOR ONE BASIS AT ANY TIME.


                             /s/ Joan Jensen, Secretary         January 10, 2001
                            ---------------------------------   ----------------
                            **Signature of Reporting Person          Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
        See 18 U.S.C. 1001 and 15 U.S.C.78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                  3 of 2